Exhibit 99.1

Sky Petroleum Provides Business and Operations Update

Sky Petroleum Announces Albanian Field Development Recommendations

AUSTIN, Texas--(BUSINESS WIRE)--September 19, 2011--Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, today provided an update on its business and operations at the First U.S.-Albania Investment Forum in New York.

Sky Petroleum reported that it engaged a consulting team on August 22, 2011 to make field development recommendations for their Albanian prospects. A technical team led by Tim Parson, formerly Occidental Oil Co., analysed technical data and made recommendations for three of the ten Sky Petroleum prospects in Albania. Based on the analysis, oil shows in Palokastra indicate potential for further drilling “up-dip” and oil shows in Kanina show potential for further testing of fractured intervals independently and with more detailed isolation. Sky Petroleum G&G is in the process of refining exploration plans.

Summarizing the data, Dumre has deepening potential given that a VSP at 6,015m showed “potential seismic reflector at 6,250m” in 1995. TD is 6,119m in 5-3/4” hole and 7” casing cement channelled up to ~800m restricting 7” cut-and-pull options to drill greater than 5-3/4” side-track around top-of-fish at 5,942m but there is potential to drill a 5-3/4” side-track for geological information that will reach carbonates and prove a reservoir for later development. Seismic unreliability through salt has made predicting top carbonate difficult historically. Further detailed planning with G&G, contractors and service companies is priority for Sky Petroleum.

Information presented at the First U.S.-Albania Investment Forum can be reviewed at Sky Petroleum’s website at www.skypetroleum.com.

Exploration Blocks Four, Five, and Dumre

The PSC has a seven-year term with three exploration periods. Upon commercial discovery of gas, the agreement allows for development and production periods of 25 years plus extensions at the Company’s option. Block Four is located in southeast Albania, bordering on Greece; Block Five is located in southwest Albania next to the Adriatic Sea; and Block Dumre is located immediately north of the Kucova oil field. Based on analogous discoveries, it is believed that the prospects contain significant hydrocarbons.

About the Republic of Albania

Albania has a population of 3.5 million people and is located 50 km east of Italy, across the Adriatic Sea in Southeast Europe. Albania is a member of NATO, and has applied to join the European Union. Albania is a proven hydrocarbon producing region with earliest known bitumen production dating back to the Roman Empire. Modern exploration began in the early 1900s. The Patmos – Marinza and Kucova heavy oilfields are among the largest oilfields in Europe. To date there have been ten significant field discoveries that have produced more than 150 million barrels.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, including statements related to analysis, plans, prospects and projections, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the competitive environment within the oil and gas industry, the accuracy of historical data, risks related to geologic interpretation, extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

CONTACT:
Sky Petroleum, Inc.
Investor and Public Relations, 512-687-3427
info@skypetroleum.com